Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Commerce Union Bancshares, Inc. of our report dated March 31, 2015 (except for Note 20 as to which the date is March 28, 2016), with respect to the consolidated financial statements of Reliant Bank for the year ended December 31, 2014 which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KraftCPAs, PLLC

KraftCPAs, PLLC Nashville, Tennessee August 11, 2017